QuickLinks -- Click here to rapidly navigate through this document

Exhibit(a)(4)

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, NY 10179 Tel (212) 272-2000 www.bearstearns.com

As of March 20, 2008

The Board of Directors
Take-Two Interactive Software, Inc.
622 Broadway
New York, NY 10012

Gentlemen:

        On March 13, 2008, EA08 Acquisition Corp. ("Purchaser"), a wholly owned subsidiary of Electronic Arts Inc. ("EA"), commenced a tender offer to purchase all of the outstanding shares of common stock, $0.01 par value per share, of Take-Two Interactive Software, Inc. ("Take-Two") at a price of $26.00 per share, net to the seller in cash (the "Offer Price"), upon the terms and subject to adjustment and the conditions set forth in related the Offer to Purchase and the Letter of Transmittal filed with the Securities and Exchange Commission on March 13, 2008 (the "Tender Offer").

        You have asked us to render an opinion as to whether the Offer Price is inadequate, from a financial point of view, to the stockholders of Take-Two.

        In the course of performing our reviews and analyses for rendering this opinion, we have:

  •
  reviewed the Schedule TO relating to the Tender Offer (including the exhibits thereto);

  •
  reviewed Take-Two's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended October 31, 2005, 2006 and 2007, its Quarterly Reports on Form 10-Q for the period ended January 31, 2008 and its Current Reports on Form 8-K filed since October 31, 2007;

  •
  reviewed EA's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended March 31, 2005, 2006 and 2007, its Quarterly Reports on Form 10-Q for the periods ended June 30, 2007, September 30, 2007 and December 31, 2007 and its Current Reports on Form 8-K filed since March 31, 2007;

  •
  reviewed certain operating and financial information relating to Take-Two's business and prospects, including projections for its core console business for the eleven quarters ended October 31, 2010 as well as projections relating to new MMOG, mobile and film opportunities, all as prepared and provided to us by Take Two's senior management (the "Projections");

  •
  reviewed certain estimates of revenue enhancements, cost savings and other combination benefits (collectively, "Synergy Estimates") expected to result from a potential transaction with EA, all as prepared and provided to us by Take-Two's senior management;

  •
  met with certain members of Take-Two's senior management to discuss Take-Two's business, operations, historical financial results, future prospects, the Projections and the Synergy Estimates;

  •
  reviewed the historical prices, trading multiples and trading volume of Take-Two's common stock;

  •
  reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Take-Two;

  ATLANTA • BEIJING • BOSTON • BUENOS AIRES • CHICAGO • DALLAS • DUBLIN • HONG KONG • LONDON
  LOS ANGELES • LUGANO • NEW YORK • PUERTO RICO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SINGAPORE • TOKYO

  •
  reviewed the terms of certain relevant mergers and acquisitions involving companies which we deemed generally comparable to Take-Two;

  •
  performed discounted cash flow analyses based on the Projections and the Synergy Estimates;

  •
  reviewed the pro forma financial results, financial condition and capitalization of EA giving effect to a transaction on the terms outlined in the Tender Offer;

  •
  reviewed publicly available reports prepared by Wall Street equity research analysts relating to Take-Two, EA and the Tender Offer; and

  •
  conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Take-Two or obtained by us from public sources, including, without limitation, the Projections and Synergy Estimates. With respect to the Projections and Synergy Estimates, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Take-Two as to the expected future performance of Take-Two. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections and Synergy Estimates; we express no view or opinion as to such Projections and Synergy Estimates and the assumptions upon which they are based; and we have further relied upon the assurances of the senior management of Take-Two that they are unaware of any facts that would make the information, Projections and Synergy Estimates incomplete or misleading.

        In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Take-Two, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Take-Two and its advisors with respect to such issues.

        In arriving at our opinion, we have reviewed and considered the potential interest of certain alternative bidders that we understand may be interested in pursuing a business combination transaction with Take-Two.

        We do not express any opinion as to the price or range of prices at which the shares of common stock of Take-Two may trade subsequent to the date hereof.

        We are acting as a financial advisor to Take-Two in connection with this matter and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of a transaction with EA or a third party. In addition, Take-Two has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

        Bear, Stearns & Co. Inc. ("Bear Stearns") has previously been engaged by Take-Two and ZelnickMedia Corporation ("ZelnickMedia"), an entity controlled by the Chairman of Take-Two, to provide certain investment banking and other services on matters unrelated to the Tender Offer, for which we have received (or expect to receive) customary fees. Bear Stearns may seek to provide Take-Two, ZelnickMedia, EA and their respective affiliates with certain investment banking and other services unrelated to the Tender Offer in the future.

        Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted certain policies and procedures to establish and maintain the independence of Bear Stearns' research departments and personnel. As a result, Bear Stearns' research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Take-Two, EA, the Tender Offer and other parties that may be interested in a business combination with Take-Two that differ from the views of Bear Stearns' investment banking personnel.

        In the ordinary course of business, Bear Stearns and its affiliates may actively trade (for their own accounts and for the accounts of their customers) certain equity and debt securities, bank debt and/or other financial instruments issued by Take-Two, EA and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.

        It is understood that this letter is intended for the benefit and use of the Board of Directors of Take-Two in connection with its consideration of the Tender Offer. This letter and our opinion are not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 to be distributed to Take-Two's stockholders in connection with the Tender Offer. This letter and our opinion do not constitute a recommendation to the Board of Directors of Take-Two in connection with the Tender Offer, nor do this letter and our opinion constitute a recommendation to any holders of Take-Two common stock as to whether to tender any such shares pursuant to the Tender Offer. Our opinion does not address Take-Two's underlying business decision to recommend that its stockholders reject the Tender Offer, the relative merits of the Tender Offer as compared to any alternative business or financial strategies that might exist for Take-Two or the effects of any other transaction in which Take-Two might engage.

        Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Bear Stearns. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Offer Price is inadequate, from a financial point of view, to the stockholders of Take-Two.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ ERIC A. RUTKOSKE Eric A. Rutkoske Senior Managing Director

QuickLinks

  Exhibit(a)(4)